Exhibit 99.1

Magenta Therapeutics Reports Recent Business Highlights and Second Quarter Financial Results

– Collaborations announced with AVROBIO and Beam Therapeutics to evaluate potential usage of

MGTA-117 in conditioning patients in gene therapy and gene editing settings, respectively —

– MGTA-145 to move into Phase 2 trials in autologous and allogeneic transplant in 2020, including allogeneic study in newly announced collaboration with National Marrow Donor Program®

(NMDP)/Be The Match® —

– Ended quarter with $176.5 million in cash, cash equivalents and marketable securities –

– Completed public offering of common stock in June 2020, raising gross proceeds of $69.0 million,

extending cash runway into the second half of 2022 –

Cambridge, MA – August 6, 2020 – Magenta Therapeutics (Nasdaq: MGTA), a clinical-stage biotechnology company developing novel medicines to bring the curative power of immune reset to more patients, today reported recent business highlights and financial results for the second quarter ended June 30, 2020.

“Magenta had a very productive and impactful second quarter, executing three exciting collaborations that hold significant promise for patients. These collaborations will facilitate further validation and advancement of our conditioning and mobilization programs, with the goal of allowing more patients to benefit from these treatments,” said Jason Gardner, D.Phil., President and Chief Executive Officer, Magenta. “We believe we are well positioned as we head into the second half of 2020 and beyond to make progress across our portfolio.”

Recent Business Highlights:

In June 2020, Magenta announced a non-exclusive collaboration with Beam Therapeutics to evaluate the potential utility of MGTA-117, Magenta’s novel targeted antibody drug conjugate (ADC) for conditioning of patients with sickle cell disease or beta-thalassemia receiving Beam’s base editing therapies. Beam will be responsible for clinical trial costs related to development of Beam’s base editors when combined with MGTA-117, while Magenta will continue to be responsible for all other development costs of MGTA-117. Magenta will also continue to develop MGTA-117 in other diseases, including blood cancers and genetic diseases. Each company will retain all commercial rights to their respective technologies.

In May 2020, Magenta announced a collaboration with AVROBIO to evaluate the potential utility of MGTA-117, its novel targeted ADC, for conditioning patients with one or more AVROBIO investigational lentiviral gene therapies. The collaboration will combine Magenta’s leadership in ADC-based conditioning with AVROBIO’s expertise in lentiviral gene therapies and is expected to further the two companies’ shared mission to allow patients to live free from disease. Under the collaboration, Magenta and AVROBIO will jointly evaluate MGTA-117 in conjunction with one or more of AVROBIO’s investigational gene therapies. Magenta will retain all commercial rights to MGTA-117. AVROBIO will retain all commercial rights to its gene therapies and will be responsible for the clinical trial costs related to the evaluation of MGTA-117 with AVROBIO’s gene therapies.

In June 2020, Magenta announced a collaboration with the National Marrow Donor Program® (NMDP)/Be The Match® to evaluate the potential utility of MGTA-145 for mobilizing and collecting hematopoietic stem cells (HSCs) from donors in a single day and then using them for allogeneic transplants in patients. The collaboration builds upon the existing partnership between the two organizations announced in May 2017. Under the collaboration, Magenta and NMDP/Be The Match will run a Phase 2 clinical trial of MGTA-145 to mobilize and collect HSCs from donors which will then be transplanted into patients with blood cancers in need of a stem cell transplant. Magenta will retain all commercial rights to MGTA-145.

In June 2020, Magenta announced that it completed a public offering of 8,625,000 shares of its common stock, including the exercise in full by the underwriters of their option to purchase an additional 1,125,000 shares, and raised gross proceeds of $69.0 million. Magenta intends to use the proceeds from this offering to advance its clinical and earlier stage programs and for research and development, working capital and general corporate purposes. The Company anticipates that its cash, cash equivalents and marketable securities, including the proceeds from this recent offering, will be sufficient to fund operations and capital expenditures into the second half of 2022.

In April 2020, Magenta announced the promotion of John Davis Jr., M.D., M.P.H., M.S. to Head of Research and Development, in addition to his current role as Chief Medical Officer. Dr. Davis joined Magenta as Chief Medical Officer in 2018.

Recent Program Updates:

Conditioning –

•

MGTA-117, the lead clinical candidate for ADC-based conditioning for stem cell transplant and gene therapy and Magenta’s most advanced conditioning program, is on track to complete IND-enabling toxicology studies and progress in GMP manufacturing in 2020. Magenta expects to generate initial clinical data in 2021.

•

Magenta presented preclinical data on its CD45-ADC program for immune reset at the European League Against Rheumatism (EULAR) annual meeting in June 2020. The data demonstrated that a single dose of CD45-ADC removed disease-causing reactive T cells, enabled successful immune reset to halt disease progression and was well tolerated in three models of autoimmune disease: multiple sclerosis, systemic sclerosis and inflammatory arthritis. Magenta has identified a lead antibody for this program, and IND-enabling work on CD45-ADC is progressing in 2020.

•

Data from the tool molecule CD117-ADC gene therapy conditioning program, presented in May 2020 at the ASGCT annual meeting, demonstrated that a single dose of CD117-ADC in non-human primates enabled successful transplant and long-term engraftment of HSCs modified with a lentiviral vector encoding the b-globin gene, the gene that causes sickle cell disease and b-thalassemia, with none of the side effects associated with busulfan conditioning. This represents the first-ever successful transplant of gene-modified cells in non-human primates, without the use of chemotherapy or radiation. Magenta built upon these data to declare a clinical development candidate for our CD117-ADC program, MGTA-117.

Mobilization –

•

Magenta recently completed the Phase 1 trial of MGTA-145, Magenta’s first-line stem cell mobilization therapy, in healthy donors. The study showed that, in combination with plerixafor, MGTA-145 was well tolerated and enabled same-day dosing, mobilization and collection of sufficient functional HSCs for transplant.

•

Based on the results of the Phase 1 study and a productive end of Phase 1 meeting with the U.S. Food and Drug Administration (FDA), Magenta intends to initiate multiple Phase 2 trials of MGTA-145 to include both allogeneic and autologous transplant settings.

•

In May 2020, the FDA’s Office of Orphan Products and Development granted Orphan Drug Designation to MGTA-145 for the mobilization of HSCs to the peripheral blood for collection and subsequent transplant.

•

In May 2020, data presented at the American Society of Gene & Cell Therapy’s (ASGCT) annual meeting provided further confirmation that MGTA-145, in combination with plerixafor, enables same-day mobilization of functional HSCs that can be gene-modified with CRISPR/Cas9 and mediate durable engraftment in preclinical models.

MGTA-456 Cell Therapy –

•

Magenta announced in June 2020 its strategic decision to discontinue enrollment in its Phase 2 trial of MGTA-456 cell therapy in inherited metabolic diseases (IMDs). This decision was the result of several factors: enrollment challenges common to rare disease populations, which were heightened as a result of the COVID-19 pandemic; a growing understanding in the field of the current challenges of allogeneic stem cell transplant in patients with non-malignant diseases, such as IMDs; and feedback from the FDA on endpoints and clinical trial design for registration.

•

Enrollment in the Phase 2 investigator-initiated trial in patients with blood cancers is complete. The Company will use these data to inform a decision regarding future program development in blood cancers.

COVID-19 Response:

Magenta has continued to take steps to help ensure the safety of employees and their families and to reduce the spread of COVID-19 in the Cambridge community during the second quarter. While certain mitigation measures, including the stay-at-home order, have been relaxed within the Cambridge and Greater Boston communities, Magenta has continued to enforce a work-from-home policy for all employees, other than those performing or supporting business-critical laboratory-based experiments, such as certain members of the Company’s laboratory and facilities staff. For those employees, Magenta implemented stringent safety measures designed to comply with applicable federal, state and local guidelines instituted in response to the COVID-19 pandemic and together with its internal, cross-function COVID-19 response team, continues to refine the protocols.

Financial Results:

Cash Position: Cash, cash equivalents and marketable securities as of June 30, 2020, were $176.5 million, compared to $145.7 million as of December 31, 2019. In addition, in June 2020 Magenta announced that it completed a public offering of common stock and raised proceeds of $64.6 million, net of underwriting discounts and commissions and offering costs. Magenta anticipates that its cash, cash equivalents and marketable securities will be sufficient to fund operations and capital expenditures into the second half of 2022.

Research and Development Expenses: Research and development expenses were $12.6 million in the second quarter of 2020, compared to $13.4 million in the second quarter of 2019. The decrease was driven primarily by lower clinical trial costs due to the completion of MGTA-145 Phase 1 clinical trial in the first quarter of 2020, offset by investments in manufacturing related to our conditioning programs.

General and Administrative Expenses: General and administrative expenses were $7.4 million for the second quarter of 2020, compared to $5.9 million for the second quarter of 2019. The increase was primarily due to an increase in personnel associated with the growth of the Company, in addition to an increase in patent related costs.

Net Loss: Net loss was $19.1 million for the second quarter of 2020, compared to net loss of $17.7 million for the second quarter of 2019.

About Magenta Therapeutics

Magenta Therapeutics is a clinical-stage biotechnology company developing medicines to bring the curative power of immune system reset through stem cell transplant to more patients with autoimmune diseases, genetic diseases and blood cancers. Magenta is combining leadership in stem cell biology and biotherapeutics development with clinical and regulatory expertise, a unique business model and broad networks in the stem cell transplant world to revolutionize immune reset for more patients

Magenta is based in Cambridge, Mass. For more information, please visit www.magentatx.com.

Follow Magenta on Twitter: @magentatx.

Forward-Looking Statement

This press release may contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 and other federal securities laws, including express or implied statements regarding Magenta’s future expectations, plans and prospects, including, without limitation, statements regarding expectations and plans for presenting pre-clinical and clinical data, projections regarding future revenues and financing performance, our long-term growth, cash, cash equivalents and marketable securities, the anticipated timing of our clinical trials and regulatory filings, the development of our product candidates and advancement of our preclinical programs, statements regarding Magenta’s collaboration agreements with each of Beam Therapeutics, AVROBIO, and NMDP/Be The Match, including the timing, progress and success of each collaboration, the anticipated cost allocation and other commercial terms under each collaboration agreement, Magenta’s strategy and business plan, as well as the future development, manufacture and commercialization between Magenta and its collaborators, as well as other statements containing the words

“anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” or “would” and similar expressions that constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. The express or implied forward-looking statements included in this press release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: uncertainties inherent in clinical studies and in the availability and timing of data from ongoing clinical studies; whether interim results from a clinical trial will be predictive of the final results of the trial; whether results from preclinical studies or earlier clinical studies will be predictive of the results of future trials; the expected timing of submissions for regulatory approval or review by governmental authorities, including review under accelerated approval processes; orphan drug designation eligibility; regulatory approvals to conduct trials or to market products; whether Magenta’s cash resources will be sufficient to fund Magenta’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; risks, uncertainties and assumptions regarding the impact of the continuing COVID-19 pandemic on Magenta’s business, operations, strategy, goals and anticipated timelines, Magenta’s ongoing and planned preclinical activities, Magenta’s ability to initiate, enroll, conduct or complete ongoing and planned clinical trials, Magenta’s timelines for regulatory submissions and Magenta’s financial position; and other risks concerning Magenta’s programs and operations are described in additional detail in its Annual Report on Form 10-K filed on March 3, 2020, its Quarterly Reports on Form 10-Q and its other filings made with the Securities and Exchange Commission from time to time. Although Magenta’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Magenta. As a result, you are cautioned not to rely on these forward-looking statements. Any forward-looking statement made in this press release speaks only as of the date on which it is made. Magenta undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contacts

Magenta Therapeutics:

Manisha Pai, Vice President, Communications & Investor Relations

617-510-9193

mpai@magentatx.com

Lyndsey Scull, Director, Corporate Communications

202-213-7086

lscull@magentatx.com

Magenta Therapeutics, Inc.

STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	12,610	13,433	26,573	23,970
General and administrative	7,402	5,905	14,683	11,718

Total operating expenses	20,012	19,338	41,256	35,688

Loss from operations	(20,012)	(19,338)	(41,256)	(35,688)
Interest and other income, net	933	1,630	2,166	3,146

Net loss	$(19,079)	$(17,708)	$(39,090)	$(32,542)

Net loss per share, basic and diluted	$(0.48)	$(0.48)	$(0.99)	$(0.93)

Weighted average common shares outstanding, basic and diluted	39,611,837	36,662,562	39,488,137	35,051,371

BALANCE SHEET DATA

(unaudited)

(In thousands)

	June 30, 2020	December 31, 2019
Cash, cash equivalents and marketable securities	$176,501	$145,729
Working capital	169,508	135,728
Total assets	190,727	161,514
Stockholders’ equity	173,914	141,193